SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Second Amendment”) is made as of the 3rd day of January, 2011, by and between MERITOR FRANCE, a societe en nom collectif organized under the laws of France (“Seller”), ARVINMERITOR, INC., a corporation organized under the laws of the State of Indiana (“Seller Guarantor”), 81 ACQUISITION LLC, a limited liability company organized under the laws of the State of Delaware (“Buyer”), and INTEVA PRODUCTS HOLDING COÖPERATIEVE U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid), organized under the laws of the Netherlands, having its registered offices in Amsterdam, the Netherlands and its office address at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands, registered with the Trade Register under number 34317690 (“Buyer’s Assignee”). Capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in the Purchase and Sale Agreement identified below.

WITNESSETH:

     WHEREAS, Seller, Seller Guarantor and Buyer have executed and delivered that certain Purchase and Sale Agreement dated as of August 3, 2010, which Purchase and Sale Agreement was amended pursuant to a First Amendment to Purchase and Sale Agreement dated as of December 6, 2010 (the “First Amendment”; the Purchase and Sale Agreement, as amended by the First Amendment, is referred to herein as the “Purchase and Sale Agreement”); and

     WHEREAS, the parties desire to amend the Purchase and Sale Agreement as provided below in this Second Amendment (as so amended, the “Amended Agreement”).

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

     1. Pursuant to Section 11.7 of the Amended Agreement, Buyer's Assignee hereby irrevocably joins as a Buyer under the Amended Agreement. Buyer's Assignee further acknowledges and agrees that it is subject to, and agrees to perform, all of the covenants and agreements applicable to it as a Buyer (jointly and severally with 81 Acquisition LLC) contained in the Amended Agreement. Buyer hereby assigns to Buyer’s Assignee all of Buyer’s rights under the Amended Agreement and delegates to Buyer’s Assignee all of its obligations and liabilities under the Amended Agreement. Buyer’s Assignee hereby accepts such assignment of Buyer’s rights under the Amended Agreement and assumes all of Buyer’s obligations and liabilities under the Amended Agreement. Buyer and Buyer’s Assignee shall be jointly and severally liable for all obligations and liabilities of Buyer under the Amended Agreement. All references to “Buyer” in the Amended Agreement shall be deemed to be references to “Buyer and Buyer’s Assignee, jointly and severally.” Buyer’s Assignee hereby makes each of the representations and warranties of Buyer contained in Article IV of the Purchase and Sale Agreement (reading “Buyer” as “Buyer’s Assignee”) for the benefit of Seller.

     2. Exhibits B and C of the Purchase and Sale Agreement and Exhibit A of the First Amendment are hereby amended by replacing all references to “81 Acquisition LLC” with references to “INTEVA PRODUCTS HOLDING COÖPERATIEVE U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid), organized under the laws of the Netherlands, having its registered offices in Amsterdam, the Netherlands and its office address at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands, registered with the Trade Register under number 34317690.”

     3. Section 5.29 of the Purchase and Sale Agreement is hereby amended and restated to read in its entirety as follows:

     “Section 5.29 Distribution of Restricted Cash. On or prior to Closing, Seller will use commercially reasonable efforts to cause ArvinMeritor CVS (Shanghai) Ltd., Meritor LVS Zhenjiang Co., Ltd., Meritor LVS Zhenjiang (II) Co., Ltd., Arvin Innovation Automotive Systems Changchun Company Limited, ArvinMeritor do Brasil Comercio de Sistemas de Portas Ltda. and Arvin Innovation Management (Shanghai) Co. Ltd. (the “Restricted Companies”) to distribute to Seller or a Seller Affiliate all Cash held by them other than Restricted Cash. Any Cash not so distributed by the Restricted Companies to Seller or a Seller Affiliate prior to Closing will be deemed to be Restricted Cash. As soon as practicable following the Closing and subject to and in accordance with all applicable Laws (including liquidity requirements), Buyer will (i) cause the Restricted Companies to dividend or otherwise distribute the maximum amount of such Restricted Cash resulting from pre-Closing earnings or from the December 2010 US$1,600,000 pre-Closing capital contribution to Arvin Innovation Management (Shanghai) Co. Ltd. as is permitted to be dividended or distributed under such Laws (after taking into account the impact of mandatory reserve requirements on the ability to dividend or distribute under such Laws) and (ii) promptly remit such dividended or distributed amount to Seller, net of any income, withholding or other Taxes, bank charges, currency conversion charges or other costs payable to non-Affiliates of Buyer which are reasonably incurred or payable by Buyer, any Affiliate of Buyer, or any Acquired Company in connection with such dividend, distribution or remittance. Buyer’s obligation under this Section 5.29 to cause the Restricted Companies to dividend or distribute, and remit to Seller, Restricted Cash will not expire until such time as all Restricted Cash shall have been so dividended or distributed.”

     4. Section 2 of the First Amendment is hereby amended and restated to read in its entirety as follows:

     “In addition to the purchase of the Acquired Parent Company Shares and the membership interests of Body Systems USA as contemplated by the Amended Agreement, at Closing, or as soon thereafter as is practicable, Seller will cause Anish Ghoshal to sell convey, transfer, assign and deliver to Inteva Mexico Holding, LLC (an Affiliate of Buyer), and Buyer will cause Inteva Mexico Holding, LLC to purchase, one share of Meritor Light Vehicle Systems India Private Limited (the “Nominee Share”), free and clear of all Encumbrances, except Permitted Encumbrances if any. For clarification, Meritor Light Vehicle Systems India Private Limited and its Affiliates (other than Seller and the Seller Affiliates) shall be deemed to be Acquired Companies for all purposes under the Amended Agreement.”

     5. Section 3.11(a) of the Purchase and Sale Agreement is hereby amended and restated to read in its entirety as follows:

     “The authorized and issued capital stock (or equivalent equity interests) of Acquired Parent Company and each other Acquired Company as of the Closing Date will be as set forth in Appendix A. Except as set forth in Section 3.11 of the Seller Disclosure Letter, as of the Closing Date, Seller will be the record and beneficial owner of all of the outstanding Acquired Parent Shares, ArvinMeritor Holdings France SNC will be the record and beneficial owner of all of the outstanding membership interests in Body Systems USA, LLC (an Acquired Company), and Acquired Parent Company or another Acquired Company will be the record and beneficial owner of all of the other outstanding Acquired Company Shares, in each case free and clear of all Encumbrances except for Permitted Encumbrances. The Acquired Parent Shares owned by Seller and the other Acquired Company Shares owned by ArvinMeritor Holdings France SNC, Acquired Parent Company or another Acquired Company as of the Closing Date will have been validly issued and will be fully paid and non-assessable. None of the Acquired Parent Shares or other Acquired Company Shares have been, nor as of the Closing Date shall have been, issued in violation of any preemptive rights. Except as set forth in Section 3.11 of the Seller Disclosure Letter, none of the Acquired Parent Shares owned by Seller as of the Closing Date or any of the other Acquired Company Shares owned by ArvinMeritor Holdings France SNC, Acquired Parent Company or another Acquired Company as of the Closing Date will be subject to any shareholders agreement, limited liability company agreement, voting trust or proxy, or bylaw which contains any restrictions with respect to the voting of such shares (except such agreements, trusts, proxies or bylaws among Acquired Companies or which may be amended, waived or terminated by the Acquired Companies) and there will be no outstanding warrants, options, rights, convertible or exchangeable securities or other contracts (other than this Agreement and other than any such contract solely between Acquired Companies) pursuant to which Seller or an Acquired Company will be obligated to issue, sell, purchase, transfer, return or redeem any Acquired Company Shares.”

     6. Section 11.5 of the Purchase and Sale Agreement is hereby amended and restated to read in its entirety as follows:

     “Section 11.5 Collection of Business Excluded Assets. If, following the Closing, Buyer or an Acquired Company receives a payment that is the property of Seller or any Seller Affiliate, Buyer will, or will cause the Acquired Company to, promptly, but not later than three Business Days following receipt, pay such amount to Seller or its designee; provided, if Buyer or an Acquired Company receives monies that are the property of Seller or a Seller Affiliate as a result of a failure of Bank of America to stop moving monies from bank accounts of Seller or a Seller Affiliate into accounts owned or controlled by Buyer or an Acquired Company, Buyer will, or will cause the Acquired Companies to, pay such amount to Seller or its designee not later than one Business Day after Buyer is notified that such erroneous bank account transfer occurred. If, following the Closing, Seller or a Seller Affiliate receives a payment that is the property of an Acquired Company, Seller will, or will cause the Seller Affiliate to, promptly, but not later than three Business Days following receipt, pay such amount to the Acquired Company or its designee; provided, if Seller or a Seller Affiliate receives a payment that is the property of an Acquired Company as a result of a failure of Bank of America to stop sweeping the balances in bank accounts of Acquired Companies into accounts owned or controlled by Seller or a Seller Affiliate, Seller will, or will cause the Seller Affiliate to, pay such amount to the Acquired Company or its designee not later than one Business Day after Seller is notified that such erroneous bank account sweep occurred.”

     7. In the event it is determined that Buyer has incurred Losses as a result of a breach of Seller’s representation and warranty contained in Section 3.5(a) of the Purchase and Sale Agreement, but only with respect to the Leased Business Real Property located at Gifhorn, Germany and Dietzenbach, Germany (the “German Leased Property”), Seller and Seller Guarantor agree to waive the application of the Deductible Amount with respect to any claim by Buyer under Article X of the Purchase and Sale Agreement with respect to such Losses. Buyer’s Assignee agrees to provide comfort letters or guaranties with respect to the leases of the German Leased Property at least as favorable as the existing ArvinMeritor comfort letters in favor of the landlords thereunder (the “Replacement Comfort Letters”), such Replacement Comfort Letters to run in favor of such landlords (in which case and if acceptable to such landlords, they may be obligations of Acquired Companies rather than Buyer’s Assignee) or, if all Seller Affiliates have not been released by such landlords, in favor of such unreleased Seller Affiliates at the election of Seller Guarantor.

     8. As amended as provided above, the Purchase and Sale Agreement shall continue in full force and affect.

     9. This Second Amendment shall be governed by and be construed in accordance with the Laws of the State of New York, without regard however to the conflicts of laws principles thereof and excluding the United Nations Convention on the International Sale of Goods.

     10. This Second Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same document. Any facsimile or electronic pdf signature attached to this Second Amendment shall be deemed to be an original and shall have the same force and effect as an original signature.

     IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Second Amendment to be duly executed and delivered in Troy, Michigan, USA as of the day and year first herein above written.

SELLER:

MERITOR FRANCE

By:	/s/ John A. Crable

Name: John A. Crable
Its: Gérant

SELLER GUARANTOR:

ARVINMERITOR, INC.

By:	/s/ Mary A. Lehmann

Name: Mary A. Lehmann
Its: Senior Vice President

BUYER:

81 ACQUISITION LLC

By:	/s/ Jeffrey Legault

Name: Jeffrey Legault
Its: Assistant Secretary

BUYER’S ASSIGNEE:

INTEVA PRODUCTS HOLDING
COÖPERATIEVE U.A.

By: Orangefield Trust (Netherlands) B.V.
Title: Sole director

By:	/s/ D. R. J. Looij
Name: D.R.J. Looij

and	/s/ Iway Tay
Name: Iwan Tay
Title: Joint proxyholders